[LETTERHEAD]

Exhibit 10.5

[●], 2016

[NAME]

[ADDRESS]

Re: Key Employee Retention Bonus

Dear [FIRST NAME]:

As you are aware, Memorial Production Partners LP (the “Partnership”) is working with its advisors and key constituencies towards a potential Restructuring Transaction.  During this time, it is anticipated that you will serve a critical function and will be intimately involved in a number of key tasks necessary towards completion of this goal, including, without limitation, assisting in the formulation and completion of a business plan for the Partnership, developing a comprehensive strategy for achieving cost and pricing adjustments from the Partnership’s vendors and suppliers, assisting with the formulation of a consensual balance sheet restructuring with the Partnership’s principle debtholders, and solicitation and consummation of the Restructuring Transaction. In recognition of your continuing key role and service at the Partnership, Memorial Production Partners GP LLC and MEMP Services LLC (collectively, the “Company”), you shall be incentivized to perform these critical tasks upon the terms and conditions set forth in this letter (the “Agreement”). Please refer to Appendix A for certain defined terms used herein.

1.	Incentive Bonus. You shall be entitled to an incentive bonus of $[______] (the “Incentive Bonus”), payable as soon as administratively practicable after the execution of this Agreement.

Payment of the Incentive Bonus is separate from, and in addition to, your regular salary and benefits and therefore, this Agreement is not subject to the terms and conditions contained in any employment contract, offer letter or other employment communication or policy. However, the Incentive Bonus will be taken into account by the Board of Directors of the Company in evaluating your total compensation at year-end.

2.

Clawback; Forfeiture.  Notwithstanding anything herein to the contrary, if prior to the Expiration Date, you voluntarily terminate your employment with the Company without Good Reason or your employment is terminated by the Company for Cause, you agree that you will re-pay to the Company the Incentive Bonus paid prior to such termination, within five (5) days after receipt of a written notice of the Company requiring the same.

3.

Nonforfeiture.  If your employment with the Company is terminated without Cause, by you for Good Reason, or by reason of Disability or death, in each case, prior to the Expiration Date, the Incentive Bonus will not be subject to the clawback provision in Section 2 above.

4.

Release of Claims.  Your retention of the Incentive Bonus on account of a termination of employment by the Company without Cause or by you for Good Reason shall be contingent on your execution and non-revocation of an agreement, in a standard form provided by the Company, granting a full release of all actual and potential claims you have or may have against the Company or its affiliates.

5.

409A.  The payments and benefits under this Agreement are intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A.

6.

Assignment.  You may not assign your rights under this Agreement.  The Company may assign its obligations hereunder to any successor (including any acquirer of substantially all of the assets of the Company).

7.

Entire Agreement.  This Agreement sets forth the entire understanding of the Company and you regarding the subject matter hereof and supersedes all prior agreements, understandings and inducements, whether express or implied, oral or written, with respect to such subject matter. No modification or amendment of this Agreement shall be effective without a prior written agreement signed by you and the Company.

8.

Notices. All notices, approvals and other communications required or permitted to be given under this Agreement shall be in writing and shall be validly served or given if delivered in person, electronically (with read receipt acknowledgment), mailed by first class mail (registered or certified, return receipt requested), or overnight air courier with proof of delivery (i) if to the Company, at its principal corporate offices addressed to the attention of General Counsel, and (ii) if to you, at your home address as such address may appear on the records of the Company, or to such other address as such party may hereafter specify in written notice to the other party.

9.

Confidentiality. You hereby agree, to the maximum extent permitted by law, to, and cause your affiliates and representatives to, keep confidential the existence and the terms of this Agreement; provided, however, that (i) you may disclose the terms of this Agreement to your financial or legal advisers who reasonably need to have access to such information to provide services to you, provided that you have made such advisors aware of the confidential nature of such information prior to disclosure, and (ii) you may disclose the terms of this Agreement if required to do so by any applicable legal requirement so long as reasonable prior notice of such required disclosure is given to the Company.

10.

Governing Law; WAIVER OF JURY TRIAL.  To the maximum extent permitted by law, this Agreement is governed by and to be construed in accordance with the laws of the State of Texas, without regard to conflicts of laws principles thereof. The parties to this Agreement each hereby irrevocably submits to the non-exclusive jurisdiction of

Texas or federal court sitting in Harris County in any action or proceeding arising out of or relating to this Agreement, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in Texas or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

11.

Tax.  Amounts payable under this Agreement shall be subject to withholding for federal, state, local or foreign taxes (including, but not limited to, any social security contributions) as shall be required to be withheld pursuant to any applicable law or regulation.

12.

Waiver.  Failure by either party to exercise, or any delay in exercising, any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy.

13.

Severability.  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

14.

Counterpart Originals.  This Agreement may be executed in two or more counterparts, and by the different parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (pdf.)) or by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

[Signature Page Follows]

To accept this Agreement, please sign where indicated below, and return no later than [●], 2016 to Jason Childress.

Sincerely

Memorial Production Partners LP

By: Memorial Production Partners GP LLC, its general partner

______________________________________

Name:

Title:

ACCEPTED AND AGREED AS OF THE

DATE BELOW:

________________________________

By:

Date:

APPENDIX A

Definitions.  For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Cause” shall mean (i) your commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude; (ii) your engaging in conduct that constitutes fraud, gross negligence or willful misconduct in connection with your employment duties or responsibilities; (iii) your contravention, in any material respect, of specific lawful directions related to a material duty or responsibility which is directed to be undertaken from the person to whom you report; (iv) any acts by you which constitute embezzlement, misappropriation or breach of fiduciary duty resulting or intending to result in your personal gain or enrichment at the expense of the Company; or (v) your continued failure to comply with a material policy of the Company after receiving notice of failure to comply from the person to whom you report.

“Disability” means that, at the time of your termination of employment, you are unable to perform your duties for a period of 90 consecutive days as a result of physical or mental impairment, or illness or injury.

“Expiration Date” means the earlier of (i) the closing of any out of court Restructuring Transaction, (ii) the Partnership’s emergence from any chapter 11 case filed with the United States Bankruptcy Court pursuant to chapter 11 of title 11 of the United States Code, which emergence shall be the date the Partnership files a notice with the United States Bankruptcy Court that its chapter 11 plan has become effective, (iii) the date in which the United States Bankruptcy Court enters an order of conversion from a chapter 11 case described in clause (ii) to a chapter 7 case and (iv) 12 months following the date of this Agreement.

“Good Reason” shall mean (i) a material reduction in your base salary or target bonus in effect immediately prior to such reduction; (ii) a required relocation of more than fifty (50) miles from your principal office with the Company or its successor; or (iii) a material diminution in your title, authority or duties.

“Restructuring Transaction” means any restructuring, reorganization (whether or not pursuant to chapter 11 of title 11 of the United States Code) and/or recapitalization of substantially all of the Partnership’s and its subsidiaries’ assets or liabilities. The Company or its Board of Directors shall determine the precise nature of the Restructuring Transaction.

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